SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2008 (January 16, 2008)

VICTORY DIVIDE MINING COMPANY
(Exact name of registrant as specified in Charter)

Nevada	0-52127	20-4136884
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

NO. 99 FANRONG STREET, JIXIAN COUNTY
SHUANG YA SHAN CITY
HEILONGJIANG PROVINCE
CHINA, 155900
TELEPHONE: 86-469-469300
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.

On January 16, 2008, Victory Divide Mining Company (the “Company”) dismissed Samuel H. Wong & Company, LLP as its principal independent accountant following the board resolution dated January 16, 2008. Samuel H. Wong & Company, LLP’s report on the Company’s financial statements for the past three years did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Samuel H. Wong & Company, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Samuel H. Wong & Company, LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The Company provided Samuel H. Wong & Company, LLP with a copy of the disclosures it is making in response to this Item 4.01 over two weeks prior to the day that this Current Report on Form 8-K is being filed with the SEC. In the past weeks, the Company has been requesting that Samuel H. Wong & Company, LLP furnish a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 and, if not, stating the respects in which it does not agree, but Samuel H. Wong & Company, LLP has not provided the Company with the requested letter. In order to avoid any further delay, the Company has decided to file this Current Report on Form 8-K without the letter addressed to the SEC from Samuel H. Wong & Company, LLP , but the Company will continue to contact through emails or phones Samuel H. Wong & Company, LLP to obtain such a letter to SEC after the filing.

On January 16, 2008, the Company retained Albert Wong & Company, LLP to serve as its principal independent accountant. The Company’s board of directors approved the decision to dismiss Samuel H. Wong & Company, LLP as the Company’s principal independent accountant and to retain Albert Wong & Company, LLP to serve as the Company’s principal independent accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By Order of the Board of Directors,

January 17, 2008

/s/ Shulin Liu
Chief Executive Officer